UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to the Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2007

COLLINS & AIKMAN FLOORCOVERINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22791	58-2151061
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

311 Smith Industrial Boulevard

Dalton, Georgia 30721

(Address of principal executive offices)

(706) 259-9711

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 22, 2007, Collins & Aikman Floorcoverings, Inc. (the “Company”) entered into a commitment letter with Bank of America, N.A. (“BofA”), Wachovia Bank and certain of their affiliates (collectively, the “Lenders”), pursuant to which the Lenders have agreed to enter into a Credit Facility with the Company, the proceeds from which would be used (i) to redeem all of the Company’s 9-3/4% senior subordinated notes due 2010 (including the principal, accrued interest and premium thereon), (ii) to repay a portion of the Company’s asset-based loan (“ABL”), (iii) to pay transaction-related fees and expenses and (iv) for other lawful purposes. The commitment, which expires on June 30 unless definitive documentation for the Credit Facility is entered into prior to such date, is subject to the satisfaction of certain conditions precedent including, but not limited to, the following: (a) the accuracy and completeness of the Company’s representations to the Lenders and (b) the amendment of the ABL to reduce the commitment thereunder to not more than $60 million at closing and to permit the Credit Facility. BofA is an affiliate of Bank of America Capital Investors, the second largest shareholder of Tandus Group, Inc., the Company’s parent. No assurance can be given that the foregoing transactions will be consummated.

The Company is finalizing its financial results for the fiscal year ended January 27, 2007 (“Fiscal 2006”), which results are expected to be filed with the Company’s 10-K later this month. Excluding results from the Company’s UK manufacturing operations, which were sold in early February 2007, the Company expects to report sales of approximately $350 million and EBITDA of between $50 million and $52 million for Fiscal 2006. Such results include charges for severance, recruiting and consulting costs associated with personnel changes of approximately $2 million. The Fiscal 2006 results are subject to final audit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Collins & Aikman Floorcoverings, Inc.

		By:	/s/ Leonard F. Ferro
Leonard F. Ferro
Vice President and Chief Financial Officer

Date:	April 12, 2007